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January 11, 2002


MANAGEMENT'S REPORT ON INTERNAL CONTROL RELATED TO SERVICING PROCEDURES

The management of Discover Bank (the "Bank") is responsible for establishing and maintaining effective internal control over financial reporting of the Bank insofar as it relates to the servicing procedures provided by the Bank under the relevant sections of the Pooling and Servicing Agreement, dated as of October 1, 1993, between the Bank and U.S. Bank National Association, for the Discover Card Master Trust I (the "Trust"), as amended and as supplemented by the Series Supplements for each series currently outstanding, (collectively, the "Pooling and Servicing Agreement"). The internal control contains monitoring mechanisms, and actions are taken to correct deficiencies identified.

There are inherent limitations in the effectiveness of any internal control, including the possibility of human error and the circumvention or overriding of controls. Accordingly, even effective internal control can provide only reasonable assurance with respect to the servicing and financial reporting procedures provided by the Bank. Further, because of changes in conditions, the effectiveness of internal control may vary over time.

Management has assessed the Bank's internal control over financial reporting insofar as it relates to the servicing procedures provided by the Bank under the relevant sections of the Pooling and Servicing Agreement as of November 30, 2001. This assessment was based on criteria for effective internal control over financial reporting described in "Internal Control-Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on management's assessment, the Bank maintained effective internal control over financial reporting insofar as it relates to the servicing and financial reporting procedures provided by the Bank to prevent and detect misstatements due to error or fraud in amounts that would be material to the assets of the Trust under the relevant sections of the Pooling and Servicing Agreement as of November 30, 2001.


Signed,


/s/ Kathy M. Roberts
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Kathy M. Roberts
President


/s/ Michael F. Rickert
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Michael F. Rickert
Vice President, Chief Accounting Officer, and Treasurer